Exhibit 4.1

AMENDMENT TO COMMON STOCK PURCHASE WARRANT

This AMENDMENT (this “Amendment”) to that certain Common Stock Purchase Warrant (the “Warrant”), issued [•], 20[•], issued by Soliton, Inc., a Delaware corporation (the “Company”), to [•] (the “Holder”), is made as of [•], 2021, by and between the Company and the Holder. Defined terms used herein but not defined herein shall have the meanings set forth in the Warrant.

WHEREAS, the Company issued the Warrant representing the right to purchase shares of Common Stock of the Company (subject to the terms of the Warrant);

WHEREAS, the Company and the Holder desire to amend the Warrant; and

WHEREAS, Section 5(l) of the Warrant provides that the Warrant may be amended with the written consent of the Company and the Holder.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree as follows:

1.	Amendments to the Warrant. As of the Effective Date, Section 3([d]) of the Warrant is hereby amended and restated to read in its entirety as follows:

“([d]) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person (excluding solely for the purposes of this subsection (v), any Person holding greater than 50% of the outstanding shares of Common Stock on the date hereof) or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a

“Fundamental Transaction”), then, at the election of the Company, in its sole discretion, this Warrant shall either (x) remain outstanding after such Fundamental Transaction and shall thereafter, in lieu of the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Entity resulting from such Fundamental Transaction to which the Holder would have been entitled upon consummation of such Fundamental Transaction if the Holder had exercised this Warrant in full immediately prior to the time of such Fundamental Transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant), or (y) be cancelled automatically upon consummation of such Fundamental Transaction without any further action of the Holder in exchange solely for the right to receive a cash payment equal to (A) the aggregate amount of cash that the Holder would have been entitled to upon consummation of such Fundamental Transaction if the Holder had exercised this Warrant in full immediately prior to the time of such Fundamental Transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant), less (B) the amount equal to the Exercise Price multiplied by the number of Warrant Shares then exercisable under this Warrant.

The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3([d]) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction. In the event that the Company elects for this Warrant to remain outstanding following a Fundamental Transaction, the Company shall cause the Successor Entity to, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant [(without regard to any limitations on the exercise of this Warrant)] prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.”

2.	Miscellaneous.

(a) Except as expressly provided herein, the Warrant remains unchanged and continues in full force and effect. This Amendment is not an amendment of or waiver to any other provision of the Warrant not expressly referred to herein and is not to be construed as an amendment, waiver or consent to any further action by any of the parties to the Warrant except as expressly provided for herein.

(b) This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law that are not mandatorily applicable by statute and that would require the application of the laws of another jurisdiction, and the parties irrevocably submit to (and waive immunity from) the jurisdiction of the federal and state courts located in the State of Delaware.

(c) This Amendment shall inure to the benefit of and be binding upon each of the parties and each of their respective successors and assigns.

(d) The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(e) This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment. This Amendment constitutes the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Common Stock Purchase Warrant as of the Execution Date.

SOLITON, INC.

By:

Name:
Title:

[HOLDER]

By:

Name:
Title:

[Signature Page to Amendment to Common Stock Purchase Warrant]